Exhibit 99.1

NASDAQ: INM Suite 310-815 W. Hastings St. Vancouver, BC, Canada V6C 1B4 Tel: +1.604.669.7207 Email: info@inmedpharma.com www.inmedpharma.com

InMed Pharmaceuticals Announces Favorable Behavioral Outcomes with INM-901 in Long-Term Preclinical Alzheimer’s Disease Study, Confirming Previous Short-Term Pilot Study Data

●	Results confirm improvements in cognitive function, memory and locomotor activity

●	Achieved statistical significance in certain behavioral assessments

●	Additional molecular analyses ongoing to elucidate INM-901 mechanisms of action

Vancouver, BC – July 30, 2024 – InMed Pharmaceuticals Inc. (“InMed” or the “Company”) (Nasdaq: INM), a pharmaceutical company focused on developing a pipeline of proprietary small molecule drug candidates for diseases with high unmet medical needs, today announced positive results from initial data sets from a long-term (7 months of dosing) in vivo preclinical Alzheimer’s Disease (“AD”) study of INM-901 which confirms previously reported findings from a short-term (3 months of dosing) pilot study, as disclosed in the Company’s prior press release dated April 4, 2024

Similar to the short-term pilot study, this long-term dosing study was conducted using the 5xFAD amyloidosis model with extended dosing duration and increased sample size as compared to the short-term study. This long-term study had four groupings:

1)	Untreated disease-free group;

2)	INM-901-treated disease-free group;

3)	Placebo-treated Alzheimer’s Disease (amyloidosis) group; and

4)	INM-901-treated Alzheimer’s Disease (amyloidosis) groups with two dosing levels.

It is important to note that disease severity increases with advancing age in this preclinical amyloidosis model such that groups in the long-term study had more advanced AD than those in the previous short-term pilot study.

The study included an assessment of several behavioral criteria across the four study groupings:

●	Novel Object Recognition Test evaluating cognitive function and memory;

●	Open Field Test evaluating general locomotor activity level;

●	Elevated and Zero Maze Tests measuring anxiety-related behavior;

●	Barnes Maze Test measuring spatial learning and memory; and

●	Acoustic Startle Test measuring sound awareness.

All assessments of the INM-901-treated AD groups showed a positive trend towards behaviour similar to the untreated disease-free group, with most assessments demonstrating a clear dose response. Furthermore, INM-901-treated AD groups achieved a statistically significant improvement in certain behavior criteria in comparison to the placebo-treated AD groups. These results not only supported but in several instances improved upon the prior short-term pilot study outcomes.

Dr. Eric Hsu, InMed’s Senior Vice President of Preclinical Research and Development, stated; “We are highly encouraged by the initial data sets from this long-term dosing study, which support the previously observed improvements in behavioral outcomes seen in our initial short-term preclinical Alzheimer’s proof-of-concept study. INM-901 continues to demonstrate potential by targeting multiple biological pathways linked to Alzheimer’s Disease and may have potential to address the critical need for effective treatments.”

The Company is conducting further molecular analyses to better define the mechanisms of action and potential role of INM-901 in AD treatment. The analyses will focus on the following areas using mRNA, protein and histological measurements:

●	Receptor engagement: CB1/CB2 and PPAR;

●	Neuroinflammation: various cytokines and inflammatory marker protein level;

●	Neurogenesis: assess markers for neuronal differentiation and neuronal function; and

●	Neuroprotection: evaluating stress responses and cellular growth/survival.

Additionally, the development of the chemistry, manufacturing, and controls (CMC) for both the drug substance and the drug product formulation is ongoing, with GLP studies in the planning stages to support an IND submission.

INM-901 Program to date

Research and development activities to date have demonstrated the potential of INM-901 to target several biological pathways associated with AD, including positive pharmacological characteristics such as:

●	A preferential signaling agonist for CB1/CB2 and impacts PPAR signaling pathways;

●	Blood/brain barrier (BBB) penetration; may be deliverable via oral administration;

●	Demonstrated neuroprotective effects against amyloid-beta-induced cytotoxicity;

●	Demonstrated an ability to promote neurite outgrowth, signifying the potential to improve neuronal function;

●	Demonstrated reduced neuroinflammation and improved neuronal function; and

●	Molecular data supports observations from behavior studies demonstrating improvements in locomotor activity, cognition and memory.

About InMed:

InMed Pharmaceuticals is a pharmaceutical company focused on developing a pipeline of proprietary small molecule drug candidates targeting the CB1/CB2 receptors. InMed’s pipeline consists of three separate programs in the treatment of Alzheimer’s, ocular and dermatological indications. Together with our subsidiary BayMedica, we are a global leader in the manufacturing, development and commercialization of rare cannabinoids and proprietary small molecule drug candidates. For more information, visit www.inmedpharma.com.

Investor Contact:

Colin Clancy

Vice President, Investor Relations

and Corporate Communications

T: +1 604 416 0999

E: cclancy@inmedpharma.com

Cautionary Note Regarding Forward-Looking Information:

This news release contains “forward-looking information” and “forward-looking statements” (collectively, “forward-looking information”) within the meaning of applicable securities laws. Forward-looking statements are frequently, but not always, identified by words such as “expects”, “anticipates”, “believes”, “intends”, “potential”, “possible”, “would” and similar expressions. Such statements, based as they are on current expectations of management, inherently involve numerous risks, uncertainties and assumptions, known and unknown, many of which are beyond our control. Forward-looking information is based on management’s current expectations and beliefs and is subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Without limiting the foregoing, forward-looking information in this news release includes, but is not limited to, statements about: the efficacy of INM-901, INM-901’s ability to treat AD, marketability and uses for INM-901, the results of further studies into INM-901 and acceleration of the development of InMed’s AD program as well as potential GLP studies or IND submissions.

Additionally, there are known and unknown risk factors which could cause InMed’s actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking information contained herein. A complete discussion of the risks and uncertainties facing InMed’s stand-alone business is disclosed in InMed’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission on www.sec.gov.

All forward-looking information herein is qualified in its entirety by this cautionary statement, and InMed disclaims any obligation to revise or update any such forward-looking information or to publicly announce the result of any revisions to any of the forward-looking information contained herein to reflect future results, events or developments, except as required by law.

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